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Exhibit A-4

CAPITAL STRUCTURE OF PACIFICORP GROUP COMPANIES
AT MARCH 31, 2001

         PACIFICORP
         CONSOLIDATED

                                          ($)        (%) of total
                                      In millions   capitalization
                                      -----------   --------------

Short-term Debt (1)                    $  292              4%

Long-term Debt                          2,907             40%

Preferred Stock                           216              3%

Preferred securities of Trusts            341              5%

Minority Interest                          16              0%

Common Stock Equity                     3,414             48%


Total                                  $7,186            100%


Notes:
The above table excludes all current accounts (both payables and receivables) relating to trading, interest and dividends

(1) Includes long-term debt currently maturing.